SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES
THE TAIWAN FUND, INC. REVIEW

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the September 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2003

By:	/s/ Carol Wang

Name: Carol Wang Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
September 2003

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

     The Fund failed to perform as expected in September, posting a negative return of 0.57% in U.S. dollar terms compared to the TAIEX positive return of 0.45% in U.S. dollar terms. The auto sector, which declined by 4.03% in NT dollar terms during September, continued to adversely effect our performance, despite the trimming of our overweight position in this sector in August. The finance sector, which outperformed the TAIEX and returned 2.18% in NT dollar terms during September, also contributed to our underperformance this month. Although we have increased our position in the finance sector since August, our weighting was still underweight compared to the market in September. The technology sector, in which we reduced our position to slightly underweight, underperformed the TAIEX for the first month since January with a decline of 1.16% in NT dollar terms.

     In October, we expect to increase our weighting in the finance sector, in response to a more favorable market outlook for financial stocks and rising optimism in the finance sector. This newfound optimism is a result of the rising NT dollar, which, along with the Japanese yen, appreciated over the U.S. dollar in September and triggered talks on asset reflation in Asia. The property sector, as a classic asset reflation play, has also performed well recently. The current round of currency adjustments reflects the start of an on-going global structural change making asset reflation a serious consideration in the future.

     After suffering several months of underperformance, our investments in the auto sector should begin to turn around in October. Data suggests that the auto market in China should pick up in the fourth quarter. This improving sales momentum should have a positive effect on auto-related stocks that have been trading at low valuations in the third quarter. We anticipate that this sector will deliver a strong performance in October, thus allowing our overweight position in the auto sector to remain unchanged. In the technology sector, we are trimming our position primarily due to valuation concerns, which concerns will become more important in the face of the rising NT dollar, creating an adverse effect on the competitiveness of many technology companies.

Total Fund Sector Allocation

As of 09/30/03	% of	% of
	Total Fund	TAIEX
Semiconductor	23.53	24.14
Banking	15.21	17.22
PC & Peripherals	14.94	15.79
Electronics	11.23	10.27
Plastics	7.67	6.97
Telecommunication	6.01	6.49
Steel	3.59	3.10
Transportation	2.90	2.42
Electricals	2.38	1.32
Auto	2.34	1.44
Textile	1.56	1.68
Chemical	0.94	1.33
Wire & Cable	0.54	0.66
Cement	0.52	0.74
Retail	0.47	0.69
Others	4.22	5.74
Total	98.05	100.00
Cash	1.95
Tech	56.00	57.20
Non-Tech	26.84	25.58
Financial	15.21	17.22

Total Net Asset: US$208.76M

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Top 10 Holdings of Total Fund Portfolio

As of 09/30/03	% of Total Portfolio

Taiwan Semiconductor	9.25
Mediatek Incorporation	3.84
AU Optronics Corp	3.63
Cathay Financial Holdings	3.18
Hon Hai Precision Industry	3.08
China Steel Common	2.81
Chinatrust Financial Holdings	2.68
Formosa Chemical & Fiber	2.51
Chunghwa Telecom	2.45
United Micro Electronics	2.35
Total	35.78

NAV: US$12.75	Price: US$10.81	Prem.: -15.22%

No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-0.57	0.45
Fiscal Year to Date	-0.57	27.29
One Year	29.58	38.38
Three Years	-10.37	–5.61
Five years	-2.25	–3.63
Ten Years	2.36	1.55
Since Inception	6.91	10.92

**Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

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Premium/Discount of TWN

Market Data

	As of 08/31/03	As of 09/30/03
TAIEX	5650.83	5611.41
% change in NTD terms	6.25	-0.70
% change in USD terms	7.02	0.45
NTD Daily avg. trading volume (In Billions)	100.05	83.44
USD Daily avg. trading volume (In Billions)	2.93	2.47
NTD Market Capitalization (In Billions)	11664.72	11597.93
USD Market Capitalization (In Billions)	341.37	343.34
FX Rate: (US$/NT$)	34.17	33.78

Taiwan’s Macro Economics Review

     U.S. companies have been reluctant to add inventories due to concerns over economic outlook. As the current recovery continues, companies may need to invest in inventories to meet rising demand. This may trigger another rally in Taiwan’s market as export orders pick up accordingly.

*Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800) 636-9242.

*Please notify us immediately if you are having problems receiving this telecopy.

Lead Fund Manager: Alan Huang
Deputy Fund Manager: Jovi Chen

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